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                                                                    [Exhibit 30]
SCHRECK MORRIS
Attorneys at Law
1200 Bank Of America Plaza
300 South Fourth Street
Las Vegas, Nevada 89101
(702)382-2101
FAX (702) 474-9422

                                February 26, 1997

VIA HAND DELIVERY

Honorable Philip Pro
U.S. District Court Judge
UNITED STATES DISTRICT COURTHOUSE
300 Las Vegas Boulevard South
Las Vegas, NV 89101

      RE:  Hilton Hotels Corp., et al. v. ITT Corp.
           CV-S-97-00095-PMP (RLH)

Dear Judge Pro:

      Enclosed please find a courtesy copy of a motion filed today on behalf of our client, Hilton Hotels Corporation, in support of its request for a preliminary injunction requiring ITT Corporation to conduct its annual meeting in May 1997. As Your Honor will see, the issues raised by the enclosed motion overlap with the issues raised by the motion for a preliminary injunction filed by Hilton on January 27, 1997.

      Accordingly, Hilton respectfully requests the Court to adjourn the March 5 hearing on the original motion to the last week of March or the first week of April, and combine the hearing on the original motion with the hearing on the enclosed motion. We will, of course, be prepared to proceed on March 5 if the Court wishes.

                              Respectfully submitted,


                              /s/Steve Morris
                              -----------------------
                              Steve Morris

SM/Lml
Enclosure as stated
cc:  Thomas Kummer, Esq. (via hand delivery)